Commission File No. 333-195257

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MOBIQUITY TECHNOLOGIES, INC.

(Name of registrant as specified in its charter)

New York	7310	91-1966948
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 Old Country Road, Suite 541

Garden City, NY 11530

(516) 256-7766

(Address, including zip code, and telephone number,

including area code, or registrant’s principal executive offices)

Dean L Julia, Co-Chief Executive Officer

600 Old Country Road, Suite 541

Garden City, NY 11530

(516) 256-7766

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Morse & Morse, PLLC

1400 Old Country Road, Suite 302

Westbury, New York 11590

Tel: (516) 487-1446

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☑

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee (2)

Common Stock, $0.0001 par value per share, issuable pursuant to the Purchase Agreement	15,000,000	$0.60	$9,000,000	$1,159.20

Total	15,000,000	$–	$9,000,000	$1,159.20	*

___________

*Previously paid.

(1)   We are registering 15,000,000 shares of our common stock that we will sell to Aspire Capital fund, LLC (“Aspire” or the “Selling Security Holder”), pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”) between Aspire and the registrant entered into on March 31, 2014. In the event of stock splits, stock dividends, or similar transactions involving the registrant’s common stock, the number of shares of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that adjustment provisions of the Equity Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)   This offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of common stock of the Company as reported on the Over-the-Counter Bulletin Board (the “OTCQB”) on April 7, 2014.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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EXPLANATORY NOTE

Part II is being refiled for the purpose of refiling the legal opinion contained in Exhibit 5.1

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Accounting fees and expenses	$10,000	*
Legal fees*	15,000	*
Miscellaneous and SEC filing fee	10,000	*
Total	$35,000	*
* Estimated

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the U.S. Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities

For the past three years, there were no sales of unregistered securities, except as follows:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, terms of exercise or conversion
January 2011	Common Stock	150,000 shares and 200,000 Class E warrants	Services rendered; no commissions paid	Section 4(2)	Warrants exercisable at $.30 per share through August 31, 2013
March 2011	Common Stock and Class E Warrants	2,516,666 shares and 2,516,666 warrants	$755,000; no commissions paid	Rule 506	Warrants exercisable at $.30 per share through August 31, 2013
April 2011	Common Stock and Class E warrants	100,000 shares and Class E warrants to purchase 100,000 shares	Services rendered; no commissions paid	Rule 506	Warrants exercisable at $.30 per share through August 31, 2013
May 1/ June 2011	Common Stock and Class F Warrants	1,025,000 shares, Class F Warrants to purchase 1,025,000 shares and Class G Warrants to purchase 900,000 shares, respectively.	$461,250; no commissions Paid	Rule 506	Class F Warrants exercisable at $.50 per share through May 31, 2014, Class G Warrants exercisable at $.60 per share through May 31, 2014 August 31, 2013

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July/August 2011	Common Stock and Class H Warrants	1,950,000 shares, 1,980,000 Warrants (includes 30,000 Warrants issued to Placement Agent)	$975,000; $15,000 commission paid	Rule 506	Class H Warrants exercisable at $.60 per share through July 31, 2014
September 2011	Common Stock	159,810 shares	Cashless exercise of Warrants; no commissions paid	Section 3(a)(9)	Warrants exercised on cashless basis
August/September 2011	Common Stock	325,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable.
August 2011	Common Stock	65,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable.
December 2011	Common Stock	66,000	Services rendered; no Commissions paid	Section 4(2)	Not applicable.
January 2012	Common Stock and Class AA Warrants	958,338 shares and 287,504 warrants	$575,000; cash compensation totaling $76,750 (excluding legal fees) were paid.	Rule 506	Warrants exercisable at $.60 per share through January 18, 2016
February 2012	Common Stock	150,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable
March –December 2012	Common Stock	197,860 shares	Penalty shares; no commissions paid	Rule 506	Not applicable
April & May 2012	Common Stock	535,000 shares	Services rendered; no commissions paid	Section 4(2)	Not applicable
April 2012	Common Stock	900,000 shares	$270,000 received from the exercise of warrants; no commissions paid	Rule 506	Not applicable
May 2012	Common Stock Options	370,000 options	Services rendered; no commissions paid	Section 4(2)	Not applicable
May 2012	Series 1 Preferred Stock (1)(6)	470,000 shares	$470,000 received; no commissions paid	Rule 506	Not applicable
June 2012	Common Stock	196,078 shares	Committed Equity Facility Agreement entered into; shares Issued as a fee in Connection with the Facility; no commissions paid	Section 4(2)	Not applicable
July 2012	Common Stock (2)	1,347,201	$606,240 received; no commissions Paid	Rule 506	(2)
November 2012	Common Stock (3)	833,334 Shares (3)	Exchange of securities; no commissions Paid	Section 3(a)(9)	(3)
November 2012	Common Stock (4)	1,033,336 Shares	$301,000 received;	Rule 506	(4)
November 2012	Common Stock(5)	200,000 Shares	Services rendered; no commissions paid	Section 4(2)	Not applicable

(1) The Series 1 Preferred Stock has the following conversion rights:

•	Automatic Conversion into Common Stock. Each Preferred Share shall automatically convert on March 31, 2013 into shares of the Company’s Common Stock (the “Common Shares”) based on a conversion price of the lower of $.60 per share or an amount equal to 90% of the average closing sales price for the Company’s Common Stock on the OTC Bulletin Board (or Pink Sheets) for the 20 trading days immediately preceding March 31, 2013, with a floor of $.45 per share. The number of shares of Common Stock issuable pursuant to the automatic conversion ranges from a minimum of 366,666 shares to a maximum of 488,888 shares.

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•	Optional Conversion into Common Stock. Commencing July 1, 2012, each Preferred Share shall at the option of the holder become convertible into Common Shares based on a conversion price of the lower of $.60 per share or 85% of the average closing sales price for the Company’s Common Stock on the OTC Bulletin Board (or Pink Sheets) for the 20 trading days immediately preceding the Conversion Date, with a floor of $.45 per share.
•	Conversion Premium. Upon calculation of the number of Common Shares, the Preferred Shareholder is entitled to receive upon conversion of Series 1 Preferred Stock into Common Stock, the investor will receive an additional 8% premium. Accordingly, once the number of Common Shares is determined based upon the automatic conversion or optional conversion formulas set forth above, the investor will have that number of Common Stock multiplied by 1.08 (i.e. 108%) to determine the actual number of Common Shares to be issued upon conversion.
(2)	On July 10, 2012, the Company sold 1,347,201 shares of its Common Stock to various investors at $.45 per share subject to certain anti-dilution rights for a period of twenty four months. The Company received gross proceeds of $606,240 before offering costs. Each investor received Fixed Price Warrants to purchase 50% of the number of shares of Common Stock purchased in the Offering. The Fixed Price Warrants are exercisable at any time from the date of issuance through July 10, 2017 at an exercise price of $.55. Each investor also received a Warrant to purchase 20% of the number of shares that were purchased in the Offering (the “Milestone Warrants”). The Milestone Warrants will automatically be exercised without any additional consideration to be paid in the event the Company reports audited gross revenues of less than $5,000,000 for the period July 1, 2012 through June 30, 2013 unless the volume weighted average price for the Company’s Common Stock exceeds $1.00 per share for a period of at least 30 trading days prior to January 5, 2013. In January, 2013, we issued 673,598 shares pursuant to the anti-dilution rights of said securities.
(3)	Series 1 Preferred Stockholders have agreed to exchange 250,000 shares of Series 1 Preferred Stock for 833,334 shares of Common Stock and Warrants to purchase 416,667 shares exercisable at $.50 per share through December 15, 2017.
(4)	In November 2012, immediately prior to this offering, the Company raised $301,000 from the sale of 1,033,336 shares of Common Stock at $.30 per share. For every two shares of Common Stock sold in the private offering, the investor received one Warrant to purchase one share of Common Stock at $.50 per share exercisable through December 15, 2017. Warrants to purchase 501,668 shares of Common Stock were issued in connection with this Offering. No commissions were paid.
(5)	In June 2011, the Company hired the Placement Agent to furnish ongoing investor awareness and business advisory services, including, without limitation, assistance with investor presentations, identification and evaluation of financing transactions and introductions to broker/dealers and research analysts. For the period June 2011 through May 2012, the Company paid the Placement Agent $10,000 per month and 25,000 shares of restricted Common Stock. Effective June 1, 2012, a new one-year agreement was entered into for the Placement Agent to continue to provide the same investor awareness and business awareness services to the Company at a monthly cash cost of $10,000 and 100,000 restricted shares of Common Stock to be issued on a quarterly basis. On November 8, 2012, the Placement Agent and the Company agreed to terminate the advisory agreement which had an effective date of June 1, 2012, with 200,000 shares to be issued to Legend. On November 12, 2012, a new advisory agreement was entered into pursuant to which Legend received a five-year warrant to purchase 125,000 shares of Common Stock at an exercise price of $.35 per share. During July 2012, the Company also issued 5 year Warrants to purchase 37,250 shares exercisable at $.55 per share to a consultant, which are not reflected in the table above.
(6)	On March 31, 2013, based upon the current trading price of our outstanding Common Stock, the then outstanding 220,000 shares of Series 1 Preferred Shares automatically converted into 528,000 shares of Common Stock based upon a conversion price of $.45 per share and an 8% premium.

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Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, terms of exercise or conversion
Jan. –December 2013	Common Stock; Class BB Warrants; Placement Agent warrants; and options	18,445,000 shares and 9,222,500 warrants; 625,000 Placement Agent warrants; 500,000 options granted to counsel in lieu of cash	$5,533,500; cash compensation totaling $150,000 was paid.	Rule 506	Warrants exercisable at $.50 per share through December 15, 2017
January 2013	Warrants	600,000 shares (Note: 150,000 warrants vesting quarterly).	Services rendered; no commissions paid	Rule 506	Warrants exercisable at $.30 per share through Jan. 2017
January 2013	Common Stock	673,598 shares	Shares issued pursuant to anti-dilution rights; no additional monies received by the Company and no commissions paid	Rule 506	Not applicable
January 2013	Common Stock	24,642 shares	Penalty shares; no commissions paid	Rule 506	Not applicable
January 2013	Common Stock	200,000 shares	Services rendered in the fourth quarter of 2012, but issued in Jan. 2013	Rule 506	Not applicable
March 2013	Common Stock	528,000 shares	Preferred Stock conversion; no commissions paid	Section 3(a)(9)	Not applicable
Feb. – December 2013	Common Stock and Options	1,780,000 shares; 500,000 Options (1)	Services rendered; no commissions paid	Rule 506	Options exercisable at $.30 per share through April 11, 2018
August 2013	Common Stock	258,327 shares	Shares issued pursuant to Milestone Warrants; no additional monies received by the Company and no commissions paid	Rule 506	Not applicable

Between January 1, 2014 and the date of this report, the Company has raised gross proceeds of $2,160,300 from the sale of its Common Stock (including $175,000 of the stock subscription receivables) at $.30 per share. In connection with this private placement offering, the Company has issued 7,201,000 shares of Common Stock and Class BB Warrants to purchase 3,600,500 shares of Common Stock at an exercise price of $.50 per share through December 15, 2017.

On March 31, 2014, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $15 million of shares of the Company’s common stock (the “Purchase Shares”) over the two-year term of the Purchase Agreement.

Upon execution of the Purchase Agreement, the Company issued 1,000,000 shares of its common stock to Aspire Capital in consideration for entering into the Purchase Agreement (the “Commitment Shares”) and sold 1,000,000 shares to Aspire Capital for an aggregate purchase price of $500,000 (the “Initial Shares”).  The Purchase Shares may be sold by the Company to Aspire Capital on any business day the Company selects in two ways: (1) through a regular purchase of up to 200,000 shares at a known price based on the market price of our common stock prior to the time of each sale, and (2) through a VWAP purchase of a number of shares up to 30% of the volume traded on the purchase date at a price equal to the lessor of the closing sale price or 95% of the volume weighted average price for such purchase date.

The issuance of the Commitment Shares, the Initial Shares and all other shares of common stock that may be issued from time to time to Aspire Capital under the Purchase Agreement is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of the Securities Act.

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Item 16. Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation filed March 26, 1998 (1)
3.2	Amendment to Certificate of Incorporation filed June 10, 1999 (1)
3.3	Amendment to Certificate of Incorporation approved by stockholders on February 9, 2005(1)
3.4	Amendment to Certificate of Incorporation dated September 11, 2008 (11)
3.5	Amendment to Certificate of Incorporation dated October 7, 2009 (11)
3.6	Amendment to Certificate of Incorporation dated May 18, 2012 (11)
3.7	Amendment to Certificate of Incorporation dated September 10, 2013 (17)
3.8	Amended By-Laws (1)
4.1	Registration Rights Agreement (18)
5.1	Opinion of Morse & Morse, PLLC **
10.1	Employment Agreement - Michael Trepeta (2)
10.2	Employment Agreement - Dean Julia (2)
10.3	Amendments to Employment Agreement - Michael Trepeta (5)(7)
10.4	Amendments to Employment Agreement - Dean L. Julia (5)(7)
10.5	Joint Venture Agreement with Atrium Enterprises Ltd. (6)
10.6	Agreement with Aon Consulting (6)
10.7	Amendment to Exhibits 10.3 and 10.4 dated April 7, 2010 (10)
10.8	Office Lease for Garden City, NY (11)
10.9	Amendment to Employment Agreement – Dean L. Julia (11)
10.10	Amendment to Employment Agreement – Michael D. Trepeta (11)
10.11	Convertible Promissory Note (12)
10.12	Registration Rights Agreement dated June 12, 2012 by and between the Company and TCA (13)
10.13	Equity Agreement dated June 12, 2012 by and between the Company and TCA (13)
10.14	Amendment to Dean L. Julia’s Employment Agreement (16)
10.15	Amendment to Michael D. Trepeta’s Employment Agreement (16)
10.16	Common Stock Purchase Agreement with Aspire Capital (18)
10.17	Termination of TCA Registration Rights Agreement and Equity Agreement (18)
11.1	Statement re: Computation of per share earnings. See Statement of Operations and Notes to Financial Statements
14.1	Code of Ethics/Code of Conduct (15)
21.1	Subsidiaries of the Issuer (15)
23.1	Consent of Messineo & Co., CPA’s LLC (*)
23.2	Consent of DKM, Certified Public Accountants (*)
23.3	Consent of Morse & Morse, PLLC (See Exhibit 5.1)
99.1	2005 Employee Benefit and Consulting Services Compensation Plan(2)
99.2	Form of Class A Warrant (2)
99.3	Form of Class B Warrant (2)
99.4	Amendment to 2005 Plan (4)
99.5	Form of Class C Warrant (8)
99.6	2009 Employee Benefit and Consulting Services Compensation Plan (3)
99.7	Form of Class D Warrant (3)
99.8	Form or Class E Warrant(9)
99.9	Form of Class F Warrant (9)
99.10	Form of Class G Warrant (9)
99.11	Form of Class H Warrant (9)
99.12	Form of Class AA Warrant (11)
99.13	Form of Class BB Warrant (11)
101.SCH	Document, XBRL Taxonomy Extension (*)
101.CAL	Calculation Linkbase, XBRL Taxonomy Extension Definition (*)
101.DEF	Linkbase, XBRL Taxonomy Extension Labels (*)
101.LAB	Linkbase, XBRL Taxonomy Extension (*)
101.PRE	Presentation Linkbase (*)

__________________

**	Filed herewith.
*	Previously filed.
(1)	Incorporated by reference to Registrant's Registration Statement on Form 10-SB as filed with the Commission on February 10, 2005.
(2)	Incorporated by reference to Registrant’s Registration Statement on Form 10-SB/A filed with the Commission March 18, 2005.
(3)	Incorporated by reference to Form 10-K filed for the fiscal year ended December 31, 2009.

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(4)	Incorporated by reference to the Registrant's Form 10-QSB/A filed with the Commission on August 18, 2005.
(5)	Incorporated by reference to the Registrant's Form 10-KSB for its fiscal year ended December 31, 2005.
(6)	Incorporated by reference to the Registrant's Form 10-KSB for its fiscal year ended December 31, 2006.
(7)	Incorporated by reference to the Registrant's Form 8-K dated September 21, 2007.
(8)	Incorporated by reference to the Registrant's Form 10-QSB for its quarter ended September 30, 2006.
(9)	Incorporated by reference to the Registrant's Form 10-K for its fiscal year ended December 31, 2010.
(10)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2011.
(11)	Incorporated by reference to the Registrant's Form 10-K for its fiscal year ended December 31, 2012.
(12)	Incorporated by reference to the Registrant’s Form 8-K dated June 14, 2012.
(13)	Incorporated by reference to the Registrant’s Form 8-K dated June 15, 2012.
(14)	Incorporated by reference to the Registrant’s Form 8-K dated June 6, 2013.
(15)	Incorporated by reference to the Registrant's Form 10-K for its fiscal year ended December 31, 2013.
(16)	Incorporated by reference to Form 8-K filed June 6, 2013.
(17)	Incorporated by reference to Form 8-K filed September 11, 2013.
(18)	Incorporated by reference to Form 8-K filed April 1, 2014.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in Garden City, New York, on April 23, 2014.

MOBIQUITY TECHNOLOGIES, INC.

By:	/s/ Dean L. Julia
Name: Dean L. Julia
Title: Co-Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dean L. Julia	Co-Chief Executive Officer (Principal Executive Officer), Secretary, Director	April 23, 2014
Dean L. Julia

/s/ Sean McDonnell	Chief Financial Officer (Principal Financial Officer)	April 23, 2014
Sean McDonnell	(Principal Accounting Officer)

/s/ Michael D. Trepeta	Co-Chief Executive Officer, President, Director	April 23, 2014
Michael D. Trepeta

/s/ Sean Trepeta	Director	April 23, 2014
Sean Trepeta

/s/ Thomas Arnost	Chairman of the Board	April 23, 2014
Thomas Arnost

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